SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) February 1, 2005

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware    19898
(Address of principal executive offices)

Registrant's telephone number, including area code:    (302) 774-1000

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Item 1.01.     Entry into a Material Definitive Agreement

               On January 26, 2005, the Board of Directors took the following actions relative to director compensation and compensation of the Chairman and Chief Executive Officer.

Director Compensation

               The Board approved an amendment to the Stock Accumulation and Deferred Compensation Plan for directors eliminating the annual grant of options with a Black Scholes value of $85,000. The Board authorized the grant of restricted stock units, payable in cash, with an equivalent value. Dividend equivalents will be applied to the units. Units will vest in three equal annual installments, and receipt may be deferred to a director's retirement.

               The Board also approved an increase in the compensation payable to the Chair of the Audit Committee for his/her service in that role from the current level of $18,000 per year to $25,000 per year.

Compensation of C. O. Holliday, Jr., Chairman and Chief Executive Officer

               In recognition of Mr. Holliday's outstanding leadership during 2004, including oversight of completion of the sale of the majority of the net assets of the Textiles & Interiors segment, solid volume growth, and significant progress on corporate-wide efforts to rationalize infrastructure costs and align resources, the Board approved an increase in Mr. Holliday's annual salary from $1.118 million to $1.255 million. Mr. Holliday's last salary increase was effective January 1, 2003. The Board also approved a variable compensation payment for 2004 of $2.4 million, reflecting corporate results for 2004 and consistent with the variable compensation guidelines applicable to all employees eligible to receive awards under the Company's Variable Compensation Plan. The Board approved a grant of 300,000 stock options and 70,000 performance-based restricted stock units to be effective February 2, 2005 and subject to the same terms and conditions as other grants to be made on that date.

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SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President & Controller

February 1, 2005

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